Exhibit 21

Peoples Energy Corporation
Subsidiaries of the Registrant

	Date of	State of
Company	Incorporation	Incorporation

Peoples District Energy Corporation	05/12/92	Illinois

Peoples Energy Resources Corp.	01/26/96	Illinois

Peoples Energy Services Corporation	07/21/94	Illinois

Peoples NGV Corp.	09/09/93	Illinois

The Peoples Gas Light and Coke Company	2/12/1855	Illinois

North Shore Gas Company	10/07/63	Illinois

Peoples Energy Ventures, LLC	10/23/97	Delaware

Peoples Energy Production Company	09/18/98	Delaware